EXHIBIT 99.1
EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
December 31, 2006, 2005 and 2004
Consolidated Financial Statements
With
Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
Stockholders and Board of Directors
Equity Broadcasting Corporation
     and Subsidiaries
Little Rock, Arkansas
     We have audited the accompanying consolidated balance sheets of Equity Broadcasting Corporation and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity Broadcasting Corporation and Subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.
/s/ Moore Stephens Frost, PLC
Independent Registered Public Accounting Firm
Little Rock, Arkansas
May 9, 2007

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets
Current assets
Cash and cash equivalents	$1,630,973	$2,254,236
Certificate of deposit	107,611	104,011
Trade accounts receivable, less allowance for uncollectible accounts of $1,542,114 and $256,340 in 2006 and 2005, respectively	3,893,887	3,233,159
Notes receivable	—	735,885
Program broadcast rights	5,104,685	5,054,120
Assets held for sale	12,352,613	8,660,400
Other current assets	811,231	550,115

Total current assets	23,901,000	20,591,926

Property and equipment
Land and land improvements	2,200,330	2,302,531
Buildings	2,348,475	2,880,461
Broadcast equipment	23,354,491	23,921,197
Transportation equipment	232,776	310,693
Furniture and fixtures	3,337,654	2,973,342
Construction in progress	203,816	126,809

	31,677,542	32,515,033
Accumulated depreciation	(12,161,846)	(10,889,253)

Net property and equipment	19,515,696	21,625,780

Intangible assets
Indefinite-lived, net
Broadcasting licenses	63,064,692	67,185,762
Goodwill	1,940,282	1,935,717

Total indefinite-lived, net	65,004,974	69,121,479

Other assets
Notes receivable	—	497,370
Broadcasting construction permits	926,000	1,044,808
Program broadcast rights	4,120,753	4,888,108
Investment in joint ventures	681,605	1,285,164
Deposits and other assets	302,630	1,103,993

Total other assets	6,030,988	8,819,443

Total assets	$114,452,658	$120,158,628

	2006	2005
Liabilities and Stockholders’ Equity

Current liabilities
Lines of credit	$—	$1,736,324
Trade accounts payable	1,980,509	1,967,277
Accrued liabilities	1,455,526	1,240,304
Deposits held for sale of broadcasting licenses	219,024	226,224
Deferred revenue	212,299	279,011
Current portion of program broadcast obligations	1,126,580	1,672,740
Current portion of deferred barter revenue	3,903,770	3,944,439
Current portion of notes payable	3,934,615	1,549,201
Current portion of capital lease obligations	35,267	27,324

Total current liabilities	12,867,590	12,642,844

Noncurrent liabilities
Notes payable, net of current portion	53,966,446	56,214,461
Capital lease obligations, net of current portion	25,736	22,864
Program broadcast obligations, net of current portion	1,020,937	1,570,701
Deferred barter revenue, net of current portion	2,889,424	2,612,851
Due to affiliates	1,390,056	1,325,765
Security and other deposits	1,024,601	1,273,165

Total noncurrent liabilities	60,317,200	63,019,807

Commitments and contingencies (see Note 14)

Stockholders’ equity
Common stock — Class A, $.01 par value; authorized 30 million shares, 15,081,080 shares issued in 2006 and 2005, and 13,102,003 shares outstanding in 2006 and 2005	150,811	150,811
Common stock — Class B, $0.01 par value; authorized 2 million shares, 1,616,252 shares issued and 1,349,585 shares outstanding in 2006 and 2005	16,163	16,163
Common stock — Class C, $0.01 par value; authorized 10 million shares, no issued and outstanding shares	—	—
Preferred stock — Convertible, $0.01 par value; authorized 4 million shares, issued and outstanding 3,991,625 shares	39,916	39,916
Additional paid-in capital	108,377,515	108,377,515
Accumulated deficit	(57,649,832)	(54,421,723)
Treasury stock, at cost - 2,245,744 shares at December 31, 2006 and 2005	(9,666,705)	(9,666,705)

Total stockholders’ equity	41,267,868	44,495,977

Total liabilities and stockholders’ equity	$114,452,658	$120,158,628

The accompanying notes are an integral part of these consolidated financial statements.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004

Broadcast revenue	$30,394,733	$27,470,923	$22,401,856

Operating expenses
Program, production and promotion	5,719,002	5,018,422	3,902,991
Selling, general and administrative	33,885,867	31,029,653	28,336,362
Impairment charge on assets held for sale	200,000	1,688,721	—
Amortization	126,250	105,283	89,717
Depreciation	3,156,590	3,547,140	2,990,449
Rent	2,191,217	1,937,468	1,701,449

Total operating expenses	45,278,926	43,326,687	37,020,968

Loss from operations	(14,884,193)	(15,855,764)	(14,619,112)

Other income (expense)
Interest income	214,483	147,947	19,145
Interest expense	(7,591,769)	(5,232,807)	(3,207,722)
Gain on sale of assets	18,774,772	7,676,468	11,281,965
Other income, net	1,073,495	1,109,907	760,226
Losses from affiliates and joint ventures	(814,897)	(563,169)	(296,955)

Total other income	11,656,084	3,138,346	8,556,659

Loss before income taxes	(3,228,109)	(12,717,418)	(6,062,453)

Income taxes	—	—	—

Net loss	$(3,228,109)	$(12,717,418)	$(6,062,453)

The accompanying notes are an integral part of these consolidated financial statements.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
For the Years Ended December 31, 2006, 2005 and 2004

	Class A	Class B	Series A	Additional			Total
	Common	Common	Preferred	Paid-in	Accumulated	Treasury	Stockholders’
	Stock	Stock	Stock	Capital	Deficit	Stock	Equity
Balance — January 1, 2004	$150,811	$13,496	$39,916	$95,009,728	$(35,641,852)	$(6,696,899)	$52,875,200

Net loss	—	—	—	—	(6,062,453)	—	(6,062,453)

Issuance of 266,667 shares of Class B common stock at $7.50 per share	—	2,667	—	1,997,333	—	—	2,000,000

Issuance of 1,466,667 shares of Class A treasury stock at $10.00 per share for acquisitions	—	—	—	11,352,003	—	3,314,667	14,666,670

Repurchase of 266,667 shares of Class B common stock, at cost	—	—	—	—	—	(2,000,000)	(2,000,000)

Repurchase of 33,334 shares of Class A common stock, at cost	—	—	—	—	—	(250,000)	(250,000)

Balance — December 31, 2004	150,811	16,163	39,916	108,359,064	(41,704,305)	(5,632,232)	61,229,417

Net loss	—	—	—	—	(12,717,418)	—	(12,717,418)

Repurchase of 100,000 shares of Class A common stock, at cost	—	—	—	—	—	(4,041,023)	(4,041,023)

Issuance of 2,500 shares of Class A treasury stock at $10.00 per share for acquisitions	—	—	—	18,451	—	6,550	25,001

Balance — December 31, 2005	150,811	16,163	39,916	108,377,515	(54,421,723)	(9,666,705)	44,495,977

Net loss	—	—	—	—	(3,228,109)	—	(3,228,109)

Balance — December 31, 2006	$150,811	$16,163	$39,916	$108,377,515	$(57,649,832)	$(9,666,705)	$41,267,868

The accompanying notes are an integral part of these consolidated financial statements.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net loss	$(3,228,109)	$(12,717,418)	$(6,062,453)
Adjustments to reconcile net loss to net cash used by operating activities
Provision for bad debts	1,721,500	419,457	292,672
Depreciation	3,156,590	3,547,140	2,990,449
Amortization of intangibles	126,250	105,283	89,717
Amortization of program broadcast rights	6,206,367	5,145,937	3,867,943
Amortization of discounts on interest-free debt	—	—	45,026
Equity in losses of joint ventures	814,897	563,169	296,955
Loss on sale of equipment	44,218	533,643	1,006
Gain on sale of intangibles	(18,818,990)	(8,210,113)	(11,685,220)
Impairment of intangibles	200,000	1,688,721	—
Loss on sale of investments	—	—	402,250
Changes in operating assets and liabilities
Trade accounts receivable	(1,620,866)	(34,077)	(1,404,074)
Deposits and other assets	299,967	(530,119)	176,423
Trade accounts payable and accrued expenses	228,454	(866,939)	413,902
Program broadcast rights	(5,489,577)	(9,283,015)	(6,487,230)
Program broadcast obligations	(1,095,924)	1,650,008	1,033,488
Deferred revenue	169,192	2,001,635	1,837,838
Security deposits	(7,200)	—	(20)
Other liabilities	—	(3,097)	—

Net cash used by operating activities	(17,293,231)	(15,989,785)	(14,191,328)

Cash flows from investing activities
Purchases of property and equipment	(2,730,264)	(2,389,175)	(9,179,141)
Proceeds from sale of property and equipment	595,991	350,956	201,500
Proceeds from collection on notes receivable	633,973	10,434	—
Proceeds from sale of intangible assets	123,332	30,000	—
Proceeds from sale of broadcast stations	22,231,291	5,965,517	16,995,142
Proceeds from sale of investments	—	—	12,250
Proceeds from options to sell broadcasting assets	1,128,666	—	—
Acquisition of broadcast assets	(3,781,027)	(1,046,386)	(8,420,751)
(Purchases) maturities of certificate of deposit	(3,600)	46,737	(150,748)
Purchases of other intangible assets	(4,565)	(55,612)	(1,253,417)
Investments in joint ventures	—	—	(500,000)
Disposal of majority interest in subsidiary	—	—	(18,775)
Net repayments from (advances to) affiliates	63,864	481,652	(140,636)

Net cash provided (used) by investing activities	18,257,661	3,394,123	(2,454,576)

	2006	2005	2004
Cash flows from financing activities
Proceeds from notes payable	$42,910,775	$21,682,531	$60,688,993
Payments of notes payable	(44,468,272)	(7,960,584)	(45,252,714)
Payments of capital lease obligations	(30,196)	(91,729)	(90,990)
Purchase of common stock	—	—	(2,250,000)
Issuance of common stock	—	—	2,000,000

Net cash provided (used) by financing activities	(1,587,693)	13,630,218	15,095,289

Net increase (decrease) in cash and cash equivalents	(623,263)	1,034,556	(1,550,615)

Cash and cash equivalents — beginning of year	2,254,236	1,219,680	6,010,528

Cash and cash equivalents — end of year	$1,630,973	$2,254,236	$4,459,913

Supplementary disclosure of cash flow information
Cash paid during the year for interest	$7,185,324	$5,194,140	$3,426,551

Supplementary disclosures of non-cash activities
Issuance of stock as consideration for the purchase of stations	$—	$25,000	$14,666,670
Receipt of treasury stock in asset exchange	—	4,041,023	—
Exchange of a full power television license in St. Louis, MO for three class A low power television licenses located in Atlanta, Seattle and Minneapolis	—	14,747,000	—
Notes receivable assumed in the sale of two subsidiaries	—	—	1,102,407
Acquisition of assets under capital lease obligations	—	—	65,000
Exchange of a low power television license in Birmingham, Alabama for a low power television license in Kansas City, MO	—	—	100,381
The accompanying notes are an integral part of these consolidated financial statements.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
1.	Organization and Basis of Presentation

Equity Broadcasting Corporation and Subsidiaries (the “Company”) is a corporation organized in 1997 under the law of Arkansas and headquartered in Little Rock, Arkansas. The Company owns and operates television stations across the United States. As of December 31, 2006, the Company owned 23 full power/network television stations, 37 Class A stations and 59 low power television stations. Included in the accompanying consolidated financial statements are the results of operations of a radio station operated by the Company pursuant to a local marketing agreement (“LMA”). Subsequent to December 31, 2006, the Company merged with Coconut Palm Acquisition Corp. (“CPAC”). See further discussion at Note 19.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated.
2.	Summary of Significant Accounting Policies

Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash equivalents — The Company considers all cash, money market balances and highly liquid instruments with an original maturity date of three months or less to be cash equivalents.

Revenue recognition — The Company’s primary source of revenue is the sale of television time to advertisers. Revenue is recorded when the advertisements are broadcast. Deferred revenue consists of monies received for advertisements not yet broadcast. The revenues realized from barter arrangements are recorded as the programs are aired and at the estimated fair value of the advertising airtime given in exchange for the program rights. Additional broadcast revenue includes uplink services to other media companies under contractual arrangements in which revenues are recognized as services are provided pursuant to the respective agreement.

The revenue recorded from these uplink services, as provided to other media companies through the Company’s wholly owned subsidiary, C.A.S.H. Services, Inc. (“C.A.S.H.”), typically consists of one or more of the following component aspects provided by C.A.S.H. including, but not limited to, access to the Company’s available satellite bandwidth, master control services, access to the Company’s traffic software and services provided by the Company’s traffic personnel. All of these component aspects of the agreement, however, are delivered simultaneously to provide the service of uplinking the client’s television signal. The revenue, as defined in each agreement, is recognized as the collective service is provided, which is when the uplink service occurs, which is typically non-stop, twenty-four hours a day as long as the agreement is in force. Once the service is provided, the Company has no further post-delivery obligation. Each individual agreement is negotiated regarding the components of the uplink service to be provided based upon the cost of those components and the needs of the client. Until September 2005, the Company provided broadcast based services to various third parties, consisting of the production and delivery, via satellite, of local

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
2.	Summary of Significant Accounting Policies (cont.)

news shows. Broadcast revenue from those services was recognized as the shows were aired, or as uplink services were provided. No such services were provided to third parties in 2006, due to the fact that the Company fully utilized its news production and delivery capacity for internal purposes and, as such, no revenue was recorded in 2006.

Accounts receivable — Accounts receivable are recorded at the amounts billed to customers and do not bear interest. The Company reviews customer accounts on a periodic basis and records a reserve for specific amounts that management feels may not be collected. Management deems accounts receivable to be past due based on contractual terms. Amounts are written off at the point when collection attempts have been exhausted. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. While management believes the Company’s processes effectively address its exposure to doubtful accounts, changes in the economy, industry or specific customer conditions may require adjustment to any allowance recorded by the Company.

Program broadcast rights and obligations — Program rights represent costs incurred for the right to broadcast certain features and syndicated television programs. Program rights are stated at the lower of unamortized cost or estimated realizable value. The cost of such program rights and the corresponding liability are recorded when the initial program becomes available to broadcast under the contract. Generally, program rights are amortized over the life of the contract on a per broadcast usage basis. The portion of the cost estimated to be amortized within one year and after one year, is reflected in the consolidated balance sheets as current and noncurrent assets, respectively. The gross payments under these contracts that are due within one year and after one year are similarly classified as current and noncurrent liabilities.

Certain program contracts provide that the Company may exchange advertising airtime in lieu of cash payments for the rights to broadcast certain television programs. The average estimated fair value of the advertising time available in each contract program is recorded as both a program right, an asset, and, correspondingly, as deferred barter revenue, a liability. The current and noncurrent portion of each are determined as noted above. As the programs are aired and advertising time used, both program rights and unearned revenue are amortized, correspondingly, based on a per usage basis of the available commercial time, to both program expense and broadcast revenue.

Barter and trade transactions — Revenue and expenses associated with barter agreements in which broadcast time is exchanged for programming rights are recorded at the estimated average rate of the airtime exchanged. Trade transactions, which represent the exchange of advertising time for goods or services, are recorded at the estimated fair value of the products or services received. Barter and trade revenue is recognized when advertisements are broadcast. Merchandise or services received from airtime trade sales are charged to expense when used or capitalized as applicable. Barter revenues and expenses were approximately $4.8 million for 2006, $4.0 million for 2005 and $3.2 million for 2004. Trade revenues and expenses were approximately $3.9 million for 2006, $3.4 million for 2005 and $2.8 million for 2004.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
2.	Summary of Significant Accounting Policies (cont.)

Property and equipment — Purchases of property and equipment, including additions and improvements and expenditures for repairs and maintenance that significantly add to productivity or extend the economic lives of assets, are capitalized at cost. Property and equipment includes assets recorded under capital lease obligations. Capital lease amortization expense is included in depreciation expense on the accompanying consolidated statements of operations.

Depreciation is provided using the straight-line method over the following estimated useful lives:

Buildings and improvements	7 - 20 years
Broadcast equipment	5 - 10 years
Transportation equipment	5 years
Furniture and fixtures	5 - 10 years
Intangible assets and goodwill — The Company classifies intangible assets as either finite-lived or indefinite-lived. Indefinite-lived intangibles consist of Federal Communications Commission (“FCC”) broadcasting licenses and goodwill which are not subject to amortization, but are tested for impairment at least annually.

At least annually, the Company performs an impairment test for indefinite-lived intangibles and goodwill using various valuation methods to determine the asset’s fair value. Certain assumptions are used in determining the fair value, including assumptions about the Company’s businesses. Additionally, the fair values are significantly impacted by macro-economic factors including market multiples and long-term interest rates that exist at the time the impairment analysis is performed.

Purchase price accounting — The Company determines the fair value of assets acquired in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations,” with fair values assigned to equipment and fixed assets based on independent third party appraisals when material, to identifiable intangibles such as broadcasting licenses or permits, and finally to goodwill. Generally, acquisitions involve insignificant amounts of equipment and other fixed assets due to the nature of the Company’s ability to provide many broadcast capabilities on a centralized basis.

Broadcasting construction permits — Broadcasting construction permits represent permits granted by the FCC, that the Company owns or to which the Company has rights. The individual stations associated with these permits are in various stages of development at December 31, 2006 and 2005. The Company reclassifies these permits to broadcasting licenses once they are granted an operating license by the FCC.

Security and other deposits — Security and other deposits include purchase options that have been received from potential buyers of television broadcasting licenses and any related operating assets for which the events required for transferring the broadcasting licenses have not yet been met. These events may include approval from either the FCC or other parties that hold an interest in the broadcasting licenses.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
2.	Summary of Significant Accounting Policies (cont.)

Assets held for sale — Assets held for sale represent fixed assets and intangible assets, including FCC licenses and goodwill of television stations, which have been acquired and that management intends to divest during the next 12 months at amounts equal to or exceeding the asset carrying values at December 31, 2006 and 2005.

Local marketing agreements — The Company occasionally enters into local marketing agreements (“LMAs”) with stations located in markets in which the Company already owns and operates a station and in connection with acquisitions pending regulatory approval of FCC license transfer. Under the terms of these agreements, the Company makes specified periodic payments to the owner-operator in exchange for the right to program and sell advertising on a specified portion of the station’s inventory of broadcast time. Conversely, the Company will sometimes enter into LMAs for stations it owns and has a desire to sell or otherwise dispose of. The terms of these agreements are similar in that, the Company receives specified periodic payments in exchange for the right by another party to program and sell advertising on the specified station’s inventory of broadcast time. The Company’s consolidated financial statements at December 31, 2006, 2005 and 2004 reflect the operating results and certain assets and liabilities associated with both of these types of agreements.

Advertising expenses — Advertising expenses are charged to operations in the period incurred. Advertising expenses for the years ended December 31, 2006, 2005 and 2004, including advertising expenses associated with barter transactions, were approximately $391,000, $352,000 and $357,000, respectively.

Impairment of long-lived assets — The Company reviews its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicated that the carrying amount of any asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to fair value, which is determined using quoted market prices or estimates based on the best information available using valuation techniques. Management has obtained an appraisal of all stations and operations which it updates on a regular basis upon which it bases its estimate of fair value. Based on management’s assessment of the impairment indicators, there was one asset group which was determined to be impaired at December 31, 2006. The impairment resulted from the deterioration in value of certain broadcast equipment which is classified as assets held for sale. This impairment of $200,000 was charged as an operating expense in 2006.

Impairment of goodwill and intangible assets — The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill and certain intangible assets be assessed annually for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The estimates of fair value of a reporting unit, generally the Company’s operating segments, are determined using various valuation techniques. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
2.	Summary of Significant Accounting Policies (cont.)

goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting units’ goodwill with the carrying amount of that goodwill. If the carrying amount of that reporting units goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. Based on this analysis, management determined that no impairment existed at December 31, 2006. However, based on management’s analysis at December 31, 2005, there was one asset group in which indefinite-lived intangible assets were determined to be impaired. This impairment resulted from the Company entering into a purchase agreement to sell WBMM in Montgomery for an amount less than the carrying value of the associated assets. The impairment charge of $1,688,721 was determined to be associated with the indefinite-lived intangible asset and charged as an operating expense in 2005. See further discussion at Note 5.a.

Income taxes — The asset and liability method is used in accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered or settled. The Company’s income tax provision consists of taxes currently payable, if any, and the change during the year of deferred tax assets and liabilities.

Fair value of financial instruments — The book values of cash, trade accounts receivable, accounts payable and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company’s long-term debt and notes receivable are estimated based on current rates offered to the Company for instruments of similar terms and maturities. Under this method, the Company’s fair value of these financial instruments was not significantly different from the stated values at December 31, 2006 and 2005.

Stock-based compensation — On January 1, 2006, the Company adopted SFAS No. 123R (Revised), “Share-Based Payment,” which requires the measurement and recognition of compensation for all stock-based awards made to employees, including stock options and restricted stock rights, based on estimated fair values. SFAS No. 123(R) is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” for periods beginning in 2006.

The Company adopted SFAS No. 123(R) using the modified prospective transition method, which requires the application of the accounting standards as of January 1, 2006. In accordance with the modified prospective transition method, the Company’s consolidated financial statements for periods prior to 2006 have not been restated to reflect this change. Prior to 2006, the Company used the “minimum-value” method to value all share based compensation and disclosed all share based award activity on a pro forma basis. Accordingly, and because the Company is a non-public company, it will apply SFAS No. 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled after the required effective date, January 1, 2006. However, the Company shall continue to account for any portion of awards outstanding at the date of the initial application, or

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
2.	Summary of Significant Accounting Policies (cont.)

January 1, 2006, using the accounting principles originally applied to those awards. Accordingly, the adoption of SFAS No. 123(R) has had no impact on the consolidated results of operations for the year ended December 31, 2006, with respect to any awards outstanding as of the date of adoption. Any awards occurring on January 1, 2006 or subsequent will be accounted for in accordance with the terms and conditions as set forth in SFAS No. 123(R). During this transition period ended December 31, 2006, no awards of share-based compensation had occurred.

Upon adoption of SFAS No. 123(R), the Company continued to use the Black-Scholes option pricing model as its method of valuation for stock option awards. The Company’s determination of fair value of stock option awards on the date of grant using an option pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. Those variables include, but are not limited to, the expected life of the award, the Company’s expected stock price volatility over the term of the award, forfeitures, and projected exercise behaviors. Because the Company is currently a nonpublic company and has not had sufficient information available on which to base a reasonable and supportable estimate of the expected volatility of its share prices, and in accordance with the provisions of SFAS No. 123(R) that provide guidance to nonpublic entities with share based compensation plans, the historical volatility would be estimated based on the weighted-average of the historical volatility of the daily closing prices of a composite group of public companies with operations similar to the Company’s as a television broadcaster. Previous to the adoption of SFAS No. 123(R), the Company used a 0% volatility rate resulting in a minimum value for its stock. Although the fair value of stock option awards is determined in accordance with SFAS No. 123(R), the Black-Scholes option pricing model requires the input of subjective assumptions, and other reasonable assumptions could provide differing results.

Reclassifications — Certain amounts in the 2005 and 2004 consolidated financial statements have been reclassified to conform to the 2006 presentation.

3.	Acquisitions and Dispositions

The Company’s significant transactions for the year ended December 31, 2006 were as follows:

On April 7, 2006, the Company entered into an asset purchase agreement (“APA”) to sell a full power television station in Logan, Utah and a low power station in Price, Utah to a preferred shareholder in exchange for $15 million of the Company’s class A preferred stock. As of December 31, 2006, the transaction had not closed pending the Company’s merger with CPAC.

On May 5, 2006, the Company sold a low power television in central Arkansas for $125,000 cash.

On May 15, 2006, the Company finalized the sale of two low power television stations located in Boise and Pocatello, Idaho, respectively, for $1,000,000 cash. The APA had been executed on December 7, 2005, but the transaction had not closed prior to December 31, 2005, pending FCC approval.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
3.	Acquisitions and Dispositions (cont.)
     On May 31, 2006, the Company finalized the sale of a full power television station in Casper, Wyoming with the receipt of $250,000 in cash from the buyer. The APA had been executed on August 14, 2004, and as of December 31, 2005, the Company had received $950,000 cash from the buyer toward the purchase price.
     On July 3, 2006, the Company exchanged a low power television construction permit in Sherman, Texas for a low power television license located in Ft. Pierce, Florida. No cash or other consideration was included and no assets other than the permit and the license were involved.
     On July 26, 2006, the Company finalized the sale of a full power television station in Montgomery, Alabama for $2,000,000 in cash. The APA had been executed on November 23, 2005, but the transaction had not closed prior to December 31, 2005, pending FCC approval.
     On August 14, 2006, the Company finalized the sale of an interest in a full power television construction permit in Hawaii with the receipt of $122,000. The APA had been executed on November 4, 2004, and as of December 31, 2005, the Company had received $278,000 in cash from the buyer toward the purchase price.
     On October 4, 2006, the Company sold certain real property associated with a full power television station in southwest Missouri for $615,000 in cash.
     On November 1, 2006, the Company finalized the sale of one full power television station and one low power television station for $19,300,000 cash. The APA had been executed December 7, 2005, but the transaction had not closed prior to December 31, 2005, pending FCC approval.
     On November 7, 2006, the Company purchased a low power television station in Grand Rapids, Michigan for $350,000 cash.
     On November 7, 2006, the Company purchased a low power television station permit in Sommerville, Texas for $370,000 cash.
     On November 13, 2006, the Company purchased a low power television station in Nashville, Tennessee for $525,000 cash.
     On November 17, 2006, the Company purchased a low power television station in Waco, Texas for $390,000 cash.
     On November 30, 2006, the Company purchased two low power television stations located in southwest Florida for $1,000,000. The Company paid $700,000 cash and executed a $300,000 promissory note bearing interest at an annual rate of 6% and due in 2007.
     On December 15, 2006, the Company purchased a low power television station in Jacksonville, Florida for $800,000 cash.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
3.	Acquisitions and Dispositions (cont.)
     On December 31, 2006, the Company purchased a low power television station in Lexington, Kentucky for $500,000. A $500,000 non-interest bearing promissory note was executed as payment. The note is due and payable in June 2007.
     The Company’s significant transactions for the year ended December 31, 2005 were as follows:
     On January 3, 2005, the Company acquired one Class A and two low power television stations located in Southwest Florida for $900,000. Of the purchase price, $800,000 was paid in 2004. The balance was paid in 2005. The Asset Purchase Agreement had been entered into on July 8, 2004, subject to FCC approval.
     On April 2, 2005, the Company agreed to be bound by an Investment and Membership Interest Purchase Agreement (the “Agreement”) entered into between Spinner Network Systems, LLC (“SNS”) and Spinner Investment Partners, LLC (“SIP”). Subsequent to the Agreement the Company and other members of SNS entered into an Amended and Restated Operating Agreement of SNS, whereby the Company converted its ownership of SNS into Class B Units representing a 20% ownership of the capital of SNS. In addition, the Company holds approximately an additional 13% interest through its membership in SIP’s Class A Units. Through the Agreement SIP has subscribed for up to $1,550,000 of class A Units representing up to a 65% ownership of SNS. Through private offerings SIP has raised $1,370,000 towards that goal.
     On May 25, 2005, the Company acquired a group of low power television licenses and construction permits located in Vermont and the surrounding area for $825,000. The Company paid $800,000 in cash toward the purchase price. In addition, the Company issued 2,500 shares of Class A common stock to the seller. The shares were issued out of shares held in treasury. The asset purchase agreement had been entered into on February 5, 2003, subject to FCC approval.
     On May 13, 2005, the Company sold a low power television station located in south central California for $30,000.
     On June 24, 2005, the Company sold a full power television station and a low power television station both located in the St. Louis, Missouri area for $10,000,000 in cash. The Company received $5,000,000 in 2004 and the balance in 2005. In addition to the cash, the Company received from the buyer three Class A low power television stations located in Atlanta, Seattle and Minneapolis.
     On August 1, 2005, the Company purchased a low power television station in Amarillo Texas for $201,000 cash.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
3.	Acquisitions and Dispositions (cont.)
     On September 1, 2005, the Company entered into a binding letter agreement to exchange certain assets located in Davenport Iowa and other consideration for 100,000 shares of Equity Broadcasting Corporation Class A common stock. The assets included both tangible and intangible assets, such as equipment, furniture, vehicles, the Independent News Network, Inc. (“INN”) name and trademark and various contracts. Coincidental with the agreement the Company moved the production of its Spanish language newscasts from the facilities in Davenport to the corporate headquarters in Little Rock, Arkansas. Various on-air and production personnel relocated from Davenport to Little Rock. As a result of this transaction, approximately $2,700,000 in goodwill was disposed of in the non-cash exchange while $200,000 was retained on the Company’s books.
     On November 23, 2005, the Company entered into an APA to sell a full power television station in Montgomery, Alabama, for $2,000,000 cash. The buyer paid $200,000 of the cash price at the date the agreement was entered into. The funds were paid to an independent escrow agent and are to be released to the Company at closing. As of December 31, 2005, this transaction had not closed pending FCC approval.
     On December 7, 2005, the Company entered into an APA to sell one full power and three low power television stations for $20,300,000 cash. The buyer paid $1,000,000 of the cash price at the date the agreement was entered into. The funds were paid to an independent escrow agent and are to be released at closing according to the agreement. As of December 31, 2005, this transaction had not closed pending FCC approval.
4.	Other Income (Expense)
     At December 31, 2006, 2005 and 2004, other income (expense) consists of the following:

	2006	2005	2004
Litigation settlement	$275,000	$1,000,000	$—
Rental income	291,588	288,419	640,020
Sports revenue	—	—	1,886,456
Other income	506,907	521,488	535,895
Sports expense	—	—	(2,302,145)
Other expense	—	(700,000)	—

Other income (expense), net	$1,073,495	$1,109,907	$760,226

     The nature of the other income (expense) categories is as follows:
a.	Litigation settlement — The Company was awarded this amount in an arbitration settlement in their litigation with the PAX Network. These amounts represent the final settlement payments.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
4.	Other Income (Expense) (cont.)
b.	Rental income — The Company receives rental income, primarily from space leased-out in the corporate office building from a non-affiliate tenant. This tenant vacated in January 2007. The Company does not intend to seek another tenant and does intend to use the space for corporate purposes.

c.	Sports revenue and sports expense — These revenues and expenses are related to Arkansas Twisters, Inc. (the “Twisters”), which owns an Arena Football 2 franchise. This sports franchise was acquired through the acquisition of Arkansas Sports Entertainment, Inc. in October 2001. The Company sold 49% of the Twisters in October 2004 and an additional 2% in December 2004. Concurrent with those transactions, the Company began accounting for this investment under the equity method, as described further in Note 6, and no longer consolidates the investment in the accompanying consolidated financial statements. Therefore, the Company has no income or expense related to sports, as noted above, for 2006 or 2005. In 2006, the Company elected to write-off the remaining investment in the Twisters due to ongoing losses by the Twisters and the fact that the investment could not be reasonably valued or supported. In addition, the receivable from the disposition has been fully reserved. See Note 7 below.
5.	Intangible Assets and Goodwill
     Goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Other intangible assets continue to be amortized over their useful lives.
a.	Indefinite-lived intangibles — Under the guidance in SFAS No. 142, the Company’s broadcasting licenses are considered indefinite-lived intangibles. These assets are not subject to amortization, but will be tested for impairment at least annually.

In accordance with SFAS No. 142, the Company tests these indefinite-lived intangible assets for impairment annually by comparing their fair value to their carrying value. The Company used a fair market value appraisal to value broadcasting licenses, as well as a review of recent broadcasting license transactions from independent third parties. Based on this analysis, management determined that no impairment existed at December 31, 2006. However, based on management’s analysis at December 31, 2005, there was one asset group which was determined to be impaired. This impairment resulted from the Company entering into a purchase agreement to sell WBMM in Montgomery for an amount less than the carrying value of the associated assets. This impairment of $1,688,721 was recorded as a reduction in broadcasting licenses on the accompanying December 31, 2005 consolidated balance sheet and charged as an operating expense in 2005. The asset group was disposed of in 2006.

b.	Goodwill — SFAS No. 142 requires the Company to test goodwill for impairment using a two-step process. The first step is a screen for potential impairment, while the second step measures the amount, if any, of the impairment. The Company completed the first step of the impairment test during the year with no impairment noted.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
5.	Intangible Assets and Goodwill (cont.)
     Goodwill activity for the years ended December 31, 2006 and 2005 was as follows:

Balance			Balance
December 31,			December 31,
2005	Increases	Decreases	2006
$2,532,947	$4,565	$-	$2,537,512

Balance			Balance
December 31,			December 31,
2004	Increases	Decreases	2005
$5,226,566	$3,895	$2,697,514	$2,532,947
     The decrease in 2005 relates primarily to the disposition of INN as described in Note 3. The increased activity in both 2006 and 2005 relates primarily to the Company’s purchase of the minority interests previously held by certain shareholders of a subsidiary of the Company, H & H Properties.
6.	Investment in Joint Ventures
     At December 31, 2006 and 2005, the Company’s investment in joint ventures consists of the following:

		December 31,
	Ownership
	Percentage	2006	2005
Little Rock TV 14, LLC	50.0%	$23,282	$30,325
Arkansas Twisters, Inc.	49.0%	—	392,969
Spinner Network Systems, LLC	33.0%	658,323	861,870

		$681,605	$1,285,164

     Previously, the Company owned 100% of the Twisters and accordingly, the Twisters’ financial statements had been consolidated with the Company’s consolidated financial statements during the years ended prior to December 31, 2004. As described in Note 3, the Company sold 49% of the Twisters in October 2004 and an additional 2% in December 2004, reducing its interest to 49%. As a result, in 2006 and 2005, the Company’s investment in the Twisters was accounted for using the equity method. In 2006, the Company elected to write-off the remaining investment in the Twisters due to ongoing losses by the Twisters and the fact that the investment could not be reasonably valued

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
6.	Investment in Joint Ventures (cont.)

or supported. In addition, the receivable from the disposition has been fully reserved. See Note 7 below. The Company’s interest in Arena Football 2, LLC is held by the Twisters. Accordingly, that investment is no longer a part of these consolidated financial statements.

The Company obtained approximately a 33% ownership interest in Spinner Network Systems, LLC in March 2004 as the Company completed the funding of a $500,000 capital advance pursuant to an “Organization and Capitalization Agreement.” The Company changed from the cost method to the equity method of accounting for the investment in Spinner Network Systems, LLC at that time.

The following is combined summarized unaudited financial information for the joint ventures accounted for under the equity method as of December 31, 2006 and 2005 and for the years then ended.

	Little Rock TV 14, LLC
	2006	2005
Assets
Cash	$19,787	$19,787
Due from affiliates	76,305	76,305
Broadcast licenses and intangibles	28,874	28,874
Property and equipment (net)	3,158	5,244
Other	6,000	6,000

Total assets	$134,124	$136,210

Liabilities and Equity

Due to affiliates	$8,682	$8,682
Accrued management fees	78,879	66,878
Equity	46,563	60,650

Total liabilities and equity	$134,124	$136,210

Revenues	$—	$—
Operating expenses	14,086	12,756

Net loss	$(14,086)	$(12,756)

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
6.	Investment in Joint Ventures (cont.)

	Arkansas Twisters, Inc.
	2006	2005
Assets

Cash	$—	$6,205
Accounts receivable (net)	168,459	405,932
Other current assets	32,781	40,648
Property and equipment (net)	53,398	51,146
Intangibles	1,500,000	1,500,000

Total assets	$1,754,638	$2,003,931

Liabilities and Equity

Accounts payable	$117,167	$252,514
Accrued liabilities	16,320	16,320
Unearned revenue	139,016	221,521
Line of credit	80,113	95,113
Due to affiliates	1,158,879	623,029
Long-term debt	4,635	23,231
Common stock	1	1
Additional paid-in capital	2,601,192	2,598,760
Retained earnings (deficit)	(2,362,685)	(1,826,558)

Total liabilities and equity	$1,754,638	$2,003,931

Revenues	$1,257,847	$1,515,659
Operating expenses	1,792,247	2,004,647

Net loss	$(534,400)	$(488,988)

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
6.	Investment in Joint Ventures (cont.)

	Spinner Network
	Systems, LLC
	2006	2005
Assets

Cash	$16,060	$62,222
Accounts receivable (net)	6,666	261,400
Other current assets	8,113	49,454
Property and equipment (net)	315,051	403,396
Other	120,535	171,403

Total assets	$466,425	$947,875

Liabilities and Equity
Accounts payable	$51,264	$24,803
Other current liabilities	152,704	35,147
Equity	262,457	887,925

Total liabilities and equity	$466,425	$947,875

Revenues	$114,231	$86,460
Operating expenses	731,042	1,189,067

Net loss	$(616,811)	$(1,102,607)

7.	Notes Receivable
     In 2006, the Company fully reserved the notes receivable and all accrued interest due from the Twisters, a total of $648,821, due to the uncertainty of their collection. At December 31, 2005, notes receivable totaled $1,233,255 from a limited liability company and a corporation due in various monthly and annual installments, including interest at various rates from 7% to 10%. These notes represented the financed portions of transactions involving sales of assets by the Company, including $599,282 due from the Twisters, as discussed further in Note 6 above. The other note receivable of $633,973 was collected in 2006.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
8.	Lines of Credit
     At December 31, 2006 and 2005, the Company had the following lines of credit:

	2006	2005
$750,000 revolving line of credit expiring in May 2006, bearing interest at 7.50% payable monthly, secured by leasehold interests in certain real property.	$—	$739,089

$1,000,000 revolving line of credit expiring in December 2006, bearing interest at 7.50% payable monthly, secured by interests in certain real property.	—	997,235

	$—	$1,736,324

     The weighted-average interest rates for these borrowings were 7.50% and 7.50% for the years ending December 31, 2006 and 2005, respectively, based on average amounts outstanding. The average amounts outstanding on the lines of credit were $1,498,974 and $1,735,324 with a maximum amount outstanding month end balance of $1,736,324 for the years ended December 31, 2006 and 2005.
9.	Notes Payable and Capital Lease Obligations
     At December 31, 2006 and 2005, notes payable and capital lease obligations consist of the following:

	2006	2005
Note payable to a financial institution, bearing interest at 8.50%, monthly payments of interest only, changing in July 2005 to monthly payments of principal and interest at prime (as quoted in the Wall Street Journal) plus 1.25% (9.50% at December 31, 2006) until July 2010 when all remaining principal and interest are due, secured by all tangible and intangible assets of certain subsidiaries.	$5,783,308	$5,904,107

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
9.	Notes Payable and Capital Lease Obligations (cont.)

	2006	2005
Note payable to an LLC, interest is payable monthly at 5.00% per annum with the principal due when either a station identified in the note is sold or one year after the termination of the related asset purchase agreement, secured by all tangible and intangible assets of a certain subsidiary, all located in Montana.	$1,087,500	$1,087,500

Note payable to Caloosa Television Corp. bearing interest at 6.00%. Single payment of principal and all accrued interest due November 2007. Secured by all tangible and intangible assets of a certain subsidiary, all located in Fort Myers and Naples, Florida.	300,000	—

Note payable to an individual. Six-month, interest free promissory note due at the end of the six- month term. Secured by all tangible and intangible assets of a certain subsidiary, all located in Lexington, Kentucky, net of discount of $29,723 (amortized at 12.32%).	470,277	—

Note payable to a financial services company, interest at 8.45%, 6 monthly payments of $50 followed by 36 monthly payments of $3,344. Secured by licensed software, hardware, components and attachments.	102,000	—

Note payable to a bank, monthly payments of principal and interest at 7.00% until June 2008 when all remaining principal and interest is due, secured by real property.	108,582	133,648

Note payable to a broadcasting company, due in monthly installments of principal and interest at 8.00% until December 2008, secured by a vehicle.	38,713	71,564

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
9.	Notes Payable and Capital Lease Obligations (cont.)

	2006	2005
Capital lease obligations, payable in various monthly installments ranging from $881 to $1,169, including interest at various rates ranging from 14% to 15%, maturity dates range from March 2006 to April 2006.	$—	$6,003

Capital lease obligation, payable in monthly installments of $2,133, including interest at 7.75%, until December 2007, secured by equipment.	61,003	44,185

Other notes payable to banks, vendors, and individuals, due in various monthly installments ranging from $150 to $1,482 including interest at various rates from 0% to 8.30%, maturity dates dates range from March 2006 to August 2010, secured by equipment.	75,008	116,870

Note payable to a financial institution, due in monthly installments of $4,632, including interest at 7.00%, all remaining principal and interest due June 2007, secured by personal property.	27,295	78,986

Note payable to a financial institution, monthly payments of interest at 5.25%, changing March 2006 to monthly payments of principal and interest at prime plus 1.25% (9.50% at December 31, 2006) until February 2011 when all remaining principal and interest is due, secured by equipment and inventory.	1,945,092	2,000,000

Note payable to a financial institution, monthly installments of $13,320 beginning December 2004 with interest at 6.50%, balance of principal and interest due on November 2007.	1,698,551	1,747,440

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
9.	Notes Payable and Capital Lease Obligations (cont.)

	2006	2005
Note payable to a financial institution, due June 2010, with monthly payments of interest based on either LIBOR plus 7% or prime plus 7% (from 12.35% to 14.25% at December 31, 2006). Additional interest accrues at a rate of 3% compounded monthly and is due with all outstanding principal at maturity. Secured by certain tangible and intangible assets.	$12,020,000	$—

Note payable to a financial institution, due June 2010, with interest based on either LIBOR plus 7% or prime plus 7% due monthly (from 12.35% to 14.25% at December 31, 2006), secured by certain tangible and intangible assets.	14,244,735	26,623,547

Note payable to a financial institution, due June 2010, with interest based on either LIBOR plus 7% or prime plus 7% due monthly (from 12.35% to 14.25% at December 31, 2006), secured by certain tangible and intangible assets.	20,000,000	20,000,000

	57,962,064	57,813,850
Less current portion	(3,969,882)	(1,576,525)

Notes payable and capital lease obligations, less current portion	$53,992,182	$56,237,325

     Annual aggregate maturities of notes payable are as follows (see Note 14 for maturities of capital lease obligations):

2007	$3,969,882
2008	379,506
2009	310,152
2010	51,700,049
2011	1,602,475
Thereafter	—

$57,962,064

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
10.	Stockholders’ Equity
     The Company amended its Articles of Incorporation (the “Articles”) on August 25, 2001 to provide that the Company’s stockholders’ equity consist of three classes of common stock designated Class A, Class B and Class C, which are substantially identical except for voting and conversion rights. The amendment of the Articles also provides for the issuance of up to 4,000,000 shares of Series A Convertible Preferred Stock (“Series A Preferred”). The Articles were amended on August 25, 2004, to provide that dividends on Series A Preferred stock will accrue at an annual rate of 7% of the original issue price (as adjusted for stock splits, stock dividends, combinations and similar transactions), which is the equivalent of $0.53 per share, and are payable in cash. Such dividends are cumulative from the first date on which such shares were issued and receive preference to all classes of other stock of the Company (“Junior Stock”), but are payable only when declared by the Company’s Board of Directors, or upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or upon the seventh anniversary of the purchase date of any outstanding Series A Preferred stock, whichever might come first. As of December 31, 2006 and 2005, the aggregate amount of such dividends accrued, but not yet payable, were $11,623,956 and $9,528,353, respectively.
     The Series A Preferred stock was originally convertible, at the option of the preferred shareholder, into the number of shares of the Company’s Class C common stock that results from dividing (i) an amount equal to the original issue price plus all accrued and unpaid dividends (“Liquidation Amount”) for such share of Series A Preferred stock by (ii) the conversion price for such shares of Series A Preferred stock that is in effect at the time of the conversion (the “Applicable Conversion Price”). The Applicable Conversion Price for each share of Series A Preferred stock is the original issue price as adjusted by certain dilutive issuances, splits, and combinations as defined by the Articles. Alternatively, Series A Preferred shares are automatically converted into the Company’s Class C shares upon a qualified initial public offering, or upon the Company’s receipt of the written consent of the holders of at least 50% of the then outstanding shares of Series A Preferred. Upon the seventh anniversary of the purchase date, if any of the Series A Preferred stock remains outstanding, the Company will redeem all of the outstanding Series A Preferred shares by paying in cash an amount equal to the Liquidation Amount.
     Subsequent to year end as disclosed in Note 19, the Company and its preferred shareholders consummated the Merger Agreement with CPAC whereby the Series A Preferred shares were cancelled and the preferred shareholders were entitled to receive $40 million without interest. In addition, the preferred shareholders were also entitled to receive common and preferred CPAC stock valued at $5.13 per share in exchange for the dividends accrued through the date of the merger. The $40 million consideration could be paid in the form of a combination of cash and a promissory note at closing or the transfer of two television stations in the Salt Lake City market, which are classified as assets held for sale in the accompanying balance sheet at December 31, 2006. Prior to closing, the Company exercised its option under the agreement to retain the stations and issued a promissory note for $15 million.
     The Articles of the Company provide that at all times the holders of Class B shares will maintain 51% control over all matters requiring a shareholder vote. Regardless of the number of shares purchased, the holders of Class A common stock will have an aggregate 49% voting power on all Company matters. The holders of Class C common and Series A Preferred stock have no voting rights, except as provided under Arkansas law.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
10.	Stockholders’ Equity (cont.)
     There were no changes in the number of shares issued or outstanding, or held in treasury, of any class of the Company’s stock in 2006.
     In May 2005, the Company issued to three separate individuals a total of 2,500 shares of Class A common stock out of treasury at an agreed value of $10.00 per share as a component of the consideration paid to purchase a group of low power television stations in Vermont and the surrounding area.
     In September 2005, the Company entered into a binding letter agreement with a company to exchange certain assets owned by the Company for 100,000 shares of Class A common stock to be held in treasury effective September 1, 2005.
     In January 2004, the Company entered into an agreement with an existing shareholder granting the Company a put option whereby the shareholder to the agreement agrees to purchase up to 650,415 shares of Class B common stock and 96,252 shares of Class A common stock of the Company for a purchase price of $7.50 per share. In April 2004, the Company sold 266,667 shares of Class B common stock to the individual for $2 million by exercising the put option. In September 2004, the Company re-purchased from that individual those 266,667 shares at $7.50 a share to be held in treasury
     In January 2004, the Company entered into an agreement with two existing stockholders wherein the parties agreed to amend the Company’s Articles, affirming the amount of dividends accrued on the Series A Preferred stock as of December 31, 2003, and to extend the affiliation agreements with Univision Communications, Inc. (“Univision”) to a 10-year period.
     In April 2004, the Company re-purchased from an individual 33,334 shares of Class A common stock to be held in treasury.
11.	Related Party Transactions
     Arkansas Media, LLC (“Arkansas Media”) owned 75% of the Company’s Class B common shares outstanding at December 31, 2006 and 2005. The owners of Arkansas Media hold management and Board of Director positions with the Company. In addition to the transactions noted below, Arkansas Media has, at times, acted as the broker on behalf of the Company and others that hold rights to broadcast construction permits which they wish to sell. Arkansas Media also owns three television stations which are operated by the Company on a fee basis under LMAs and an office building in Fort Smith, Arkansas, that is leased to the Company for use as its local sales office.
     Management fees and commissions of $1,596,682, $1,469,648 and $1,351,403 in 2006, 2005 and 2004, respectively, were incurred for services rendered to the Company by Arkansas Media and its affiliates. Operating fees of approximately $96,000, $96,000 and $96,000 were incurred under LMAs with Arkansas Media in 2006, 2005 and 2004, respectively. Rent expense of $37,170 and $33,300 was incurred under the lease agreement with Arkansas Media in 2006 and 2005, respectively. There was no rent expense under this agreement in 2004.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
11.	Related Party Transactions (cont.)
     An aspect of the merger with CPAC (as further discussed at Note 19) was a settlement between Arkansas Media and the Company that included the following:
•	The Company retired the note payable to Actron, Inc. (as further discussed below) for a total of $411,000, including principal and interest through March 30, 2007,

•	The Company purchased the three low power television stations mentioned above for $1.3 million,

•	The Company purchased the Ft. Smith office building, also mentioned above, for approximately $268,000, and

•	The Arkansas Media management services agreement was cancelled in exchange for i) a cash payment to Arkansas Media of $3.2 million, ii) 640,000 newly issued shares of the Company’s Class A common stock, and iii) payment of all accrued management fees and commissions through the closing date of the merger.
     Univision, a shareholder, represents the Company as the national sales agent for the Company’s Univision and Telefutura affiliate television stations. The Company pays Univision a 15% commission on those net sales. Those commissions were $312,180, $150,083 and $42,502 for the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006 and 2005, $38,025 and $25,972, respectively, remain unpaid and are included in the amount due to affiliates.
     Also, the Company operates its Salt Lake City Univision television station through an LMA with Univision. (See “Local Marketing Agreements” in Note 2.) Operating costs incurred and payable to Univision related to that LMA agreement amounted to $319,924, $332,981 and $35,073 in 2006, 2005 and 2004, respectively. As of December 31, 2006 and 2005, $687,978 and $368,054, respectively, remain unpaid and are included in the amount due to affiliates.
     Amounts due to affiliates at December 31, consist of the following:

	2006	2005
Arkansas Media, LLC and affiliates	$(86,462)	$(441,970)
Univision Communications, Inc.	(726,003)	(394,026)
Actron, Inc.	(526,092)	(489,024)
Little Rock TV 14, LLC	(67,622)	(745)
Other	16,123	—

Due to affiliates	$(1,390,056)	$(1,325,765)

     Other than the amount due to Actron, Inc. (“Actron”), these related party balances are unsecured, non-interest bearing and have no stated repayment terms. The obligation to Actron is unsecured, bears interest at 7% per annum, is payable on demand, and is evidenced by a promissory note dated January 1, 2003.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
12.	Stock Option Plans
     Effective January 1, 2006, the Company adopted SFAS No. 123(R), which establishes accounting for stock-based awards exchanged for employee services, using the modified prospective application transition method. Accordingly, stock-based compensation cost is measured at grant date, based on fair value of the award, and recognized over the requisite service period. Previously, the Company applied APB No. 25 and related interpretations, as permitted by SFAS No. 123.
     The Company has two stock option plans: the 2001 Equity Participation Plan (“qualified”) (which was established on April 16, 2001) and the 2001 Non-Qualified Stock Option Plan (“non-qualified”) (which was established on November 15, 2001), (“the plans”). All options granted pursuant to the plans have an exercise price determined by the Board of Directors, which may not be less than fair market value on the date of grant. Generally, options vest and become exercisable within one to three years from the grant date and expire ten years after the date of grant. Under the combined plans, the aggregate number of Class A common shares that may be issued subject to the plans may not exceed the lesser of 8,750,000 shares or 15% of the aggregate number of outstanding common and preferred shares and all the shares granted under these plans on their date of issuance. As of December 31, 2006, 188,309 qualified and 2,016,691 non-qualified stock options were outstanding under the respective plans.
     Each share limit and award under the plans is subject to adjustment for certain changes in the Company’s capital structure, reorganization and other extraordinary events. Shares subject to awards that are not paid or exercised before they expire or are terminated are available for future grants under the plans.
     Management has the discretion of issuing new shares or shares from treasury in order to fulfill any share option exercise. Management does not expect to repurchase outstanding shares in order to fulfill any share option exercise, although that option is not prohibited by either plan.
     The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the table below. The Company amortizes the fair value of all awards on a straight-line basis over the requisite service periods. Because Black-Scholes valuation models incorporate ranges of assumptions for inputs, those ranges are disclosed. Expected volatilities are based on the weighted average of the historical volatility of the daily closing prices of a composite group of public companies with operations similar to the Company’s as a television broadcaster. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected life of the options granted represents the period of time that they are expected to be outstanding. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for issues with and equivalent remaining term equal to the expected life of the award. The Company uses an expected dividend yield of zero in the valuation model, consistent with the Company’s recent experience.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
12.	Stock Option Plans (cont.)
     Assumptions:

	2006	2005	2004
Expected dividend yield	N/A	0%	0%
Expected volatility	N/A	32.2%	35.3%
Expected life of options (in years)	N/A	10	10
Risk-free rate	N/A	4.3%	4.5%
     A summary of option activity under the plans is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at January 1, 2006	2,247,500	$7.50
Granted	—	—
Exercised	—	—
Forfeited or expired	(42,500)	7.50

Outstanding at December 31, 2006	2,205,000	$7.50	5.4	$—

Exercisable at December 31, 2006	2,140,000	$7.50	5.3	$—

     A summary of the status of the Company’s non-vested shares as of December 31, 2006 and the year then ended is presented below:

		Weighted-
		Average
		Grant-Date
Non-vested Shares	Shares	Fair Value
Non-vested at January 1, 2006	82,500	$4.06
Granted	—	—
Vested	—	—
Forfeited	(17,500)	4.01

Non-vested at December 31, 2006	65,000	$4.08

     As of December 31, 2006, there was $62,033 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plans. On a pro forma basis, that cost would be recognized over a weighted-average period of 0.75 years. The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004 was $0, $0, and $3.4 million, respectively.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
13.	Income Taxes
     The Company records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets may not be realized.
     Income taxes are reflected in the consolidated statements of operations as follows:

	2006	2005	2004
Deferred tax provision (benefit)	$(1,222,868)	$(4,220,289)	$(2,333,190)
Change in valuation allowance	1,222,868	4,220,289	2,333,190

	$—	$—	$—

     A reconciliation between income taxes computed at the federal statutory rate and the Company’s income tax rates is as follows:

	2006	2005	2004
Federal income taxes at statutory rate	$(1,097,557)	$(4,323,922)	$(2,061,234)
State income taxes, net of federal tax benefit	(138,486)	(545,577)	(260,079)
Change in valuation allowance	1,222,868	4,220,289	2,333,190
Other	13,175	649,210	(11,877)

	$—	$—	$—

     Components of the net deferred income tax asset (liability) at December 31, 2006 and 2005 relate to the following:

	2006	2005
Deferred income tax assets
Net operating loss carryforwards	$30,114,236	$27,465,056
Allowance for uncollectible accounts	590,475	98,153
Other	1,556	931

	30,706,267	27,564,140
Less valuation allowance	(24,558,067)	(23,335,199)

	6,148,200	4,228,941

Deferred income tax liabilities
Depreciation and amortization	(6,148,200)	(4,228,941)

Net deferred income taxes	$—	$—

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
13.	Income Taxes (cont.)
     At December 31, 2006, the Company has net operating loss carryforwards for federal income tax purposes, which are estimated to be approximately $78,648,000 and which expire from tax years 2018 to 2026. The actual amount of net operating losses will be determined at the time the Company’s tax returns are filed. The Company made no payments for income taxes for the years ended December 31, 2006, 2005 and 2004.
14.	Commitment and Contingencies
     Obligations Under Operating Leases
     The Company is obligated under non-cancelable operating leases for office and station space, tower sites, broadcast equipment and office equipment. At December 31, 2006, future minimum rental commitments under non-cancelable operating leases with initial or remaining terms in excess of one year are as follows:

2007	$1,368,929
2008	1,079,881
2009	807,990
2010	622,236
2011	455,339
Thereafter	2,170,787

$6,505,162

     Total rent expense under operating leases for the years ended December 31, 2006, 2005 and 2004 was approximately $2,191,000, $1,938,000 and $1,702,000, respectively.
     Obligations Under Capital Leases
     As of December 31, 2006, certain equipment was leased under capital equipment facilities. Future minimum lease payments under capital leases as of December 31, 2006 are as follows:

2007	$40,428
2008	16,428
2009	12,321

Total	69,177
Less: amount representing interest	8,174

Present value of minimum lease payments	61,003
Less: current portion	35,267

Long-term portion	$25,736

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
14.	Commitment and Contingencies (cont.)
     Program Broadcast Rights Payable
     The Company entered into agreements for program broadcast rights of approximately $2,181,000 and $2,967,000, which became available in 2006 and 2005, respectively. Program rights that have been contracted for (excluding barter agreements), but were not currently available for airing aggregated approximately $1,003,000 and $2,295,000 at December 31, 2006 and 2005, respectively.
     Future maturities of the Company’s program rights payables are as follows:

2007	$1,126,580
2008	583,189
2009	237,953
2010	135,322
2011	39,553
Thereafter	24,920

$2,147,517

15.	Concentrations of Credit Risk
     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable and cash. Management generally does not require collateral to support accounts receivable. However, accounts receivable are comprised of a diversified customer base that results in a reduction in the concentrations of credit risk. In addition, the Company employs credit-monitoring policies that, in management’s opinion, effectively reduce any potential credit risk to an acceptable level. Credit losses have been within management’s expectations based on the Company’s credit monitoring polices and ongoing relationships with its customers.
     Cash accounts at financial institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2006 and 2005 and at various times throughout these years, the Company maintained balances in excess of that federally insured limit. The accounts at the brokerage firm contain cash and cash equivalents, and balances are insured up to $500,000, with a limit of $100,000 for cash, with the Securities Investor Protection Corporation (“SIPC”). At December 31, 2006 and 2005 and at various times throughout these years, the Company maintained balances in excess of that insured limit.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
16.	Employee Benefit Plan
     The Company sponsors a defined contribution plan covering substantially all of the Company’s employees. The plan is qualified under Section 401(k) of the Internal Revenue Code. Under the provisions of the plan, eligible participating employees may elect to contribute up to the maximum amount of tax deferred contribution allowed by the Internal Revenue Code (15% of wages or $13,000, whichever is less). The Company matches a portion of such contributions up to a maximum percentage of the employees’ compensation (50% of employee contributions, not to exceed $1,000 per employee annually). The Company’s contributions to the plan for the years ended December 31, 2006, 2005 and 2004 were $31,353, $34,727 and $44,080, respectively.
17.	Recent Accounting Pronouncements
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. SFAS No. 157 establishes a fair value hierarchy that prioritizes the information used to develop the assumption that market participants would use when pricing an asset or liability. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier adoption is encouraged provided that the entity has not yet issued financial statements, including interim financial statements, for any period of that fiscal year. The effective date of this statement is the date than an entity adopts the requirements of this statement. Management does not expect this pronouncement to have a material impact on the Company’s financial position or results of operations.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan” (“SFAS No. 158”), which requires employers to fully recognize the obligations associated with single-employer defined benefit pension, retiree healthcare and other postretirement plans in their financial statements. It requires employers to recognize an asset or liability for a plan’s over funded or under funded status, measure a plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year and recognize in comprehensive income changes in the fund status of the defined benefit postretirement plan in the year in which changes occur. The requirement to recognize the funded status of a benefit plan and the disclosure requirement are effective for fiscal years ending after December 31, 2006. Management does not expect this pronouncement to have a material impact on the Company’s financial position or results of operations.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 159 on its financial position, cash flow and results of operations.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
17.	Recent Accounting Pronouncements (cont.)
     In June 2006, the FASB issued Financial Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier adoption of the provisions of the interpretation is encouraged, provided that the reporting entity has not yet issued financial statements, including interim financial statements, for the period in which the adoption is made. Management does not expect this pronouncement to have a material effect on the consolidated financial statements of the Company.
     In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides guidance on the consideration of effects of prior year misstatements in quantifying current year misstatements for the purpose of materiality assessment. The SEC staff believes registrants must quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for the first annual period ending after November 15, 2006 with early application encouraged. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.
18.	Litigation
     The Company and each member of the Company’s board of directors have been named in a lawsuit filed by a Company shareholder in the circuit court of Pulaski County, Arkansas on June 14, 2006. The lawsuit contains both a class action component and derivative claims. The class action claims allege various deficiencies in the Company’s proxy used to inform its shareholders of the special meeting to consider the merger. These allegations include: (i) the failure to provide sufficient information regarding the fair value of the Company’s assets and the resulting fair value of the Company’s Class A common stock; (ii) that the interests of holders of the Company’s Class A common stock are improperly diluted as a result of the merger to the benefit of the holders of the Company’s Class B common stock; (iii) failure to sufficiently describe the further dilution that would occur post-merger upon exercise of CPAC’s outstanding warrants; (iv) failure to provide pro-forma financial information; (v) failure to disclose alleged related party transactions; (vi) failure to provide access to audited consolidated financial statements during previous years; (vii) failure to provide shareholders with adequate time to review a fairness option obtained by the Company’s board of directors in connection with the merger; and (viii) alleged sale of the Company below appraised market value of its assets. The derivative components of the lawsuit allege instances of improper self-dealing, including through a management agreement between the Company and Arkansas Media.
     In addition to requesting unspecified compensatory damages, the plaintiff also requested injunctive relief to enjoin the Company’s annual shareholder meeting and the vote on the merger. An injunction hearing was not held before the Company’s annual meeting regarding the merger so the meeting and shareholder vote proceeded as planned and the Company’s shareholders approved the merger. On August 9, 2006, the Company’s motion to dismiss the lawsuit was denied. On February

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
18.	Litigation (cont.)
     21, 2007, the plaintiff filed a “Motion to Enforce Settlement Agreement” with the court alleging the parties reached an oral agreement to settle the lawsuit. The plaintiff subsequently filed a motion to withdraw the motion to settle and filed a “Third Amended Complaint” on April 10, 2007. This motion added two additional plaintiffs and expanded on the issues recited in the previous complaints.
     Management views the lawsuit as baseless and asserts that the Company has negotiated in good faith to attempt to settle the lawsuit. Regardless of the outcome management does not expect this proceeding to have a material impact of its financial condition or results of operations in 2007 or any future period.
     Although the Company is a party to certain other pending legal proceedings in the normal course of business, management believes the ultimate outcome of these matters will not be material to the financial condition and future operations of the Company. The Company maintains liability insurance against risks arising out of the normal course of its business.
     On April 10, 2006, a settlement was reached by the Company with parties pursuant to a lawsuit in which the terms of the settlement include payments totaling $700,000 which were made during 2006.
19.	Merger with Coconut Palm Acquisition Corp.
     On April 7, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CPAC and certain shareholders of the Company, pursuant to which the Company would merge with and into CPAC with CPAC remaining as the surviving legal corporation (the “Merger”). Outstanding stock options to purchase Company Class A Common Stock are converted at the effective time of the Merger to options to purchase CPAC Common Stock at fair market value, subject to certain adjustments to the exercise price in the event the fair market value of CPAC’s Common Stock exceeds $7.50 per share, as provided in the Merger Agreement.
     The merger is to be accounted for utilizing the reverse acquisition application of the equity recapitalization accounting method which is a capital transaction in substance. CPAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the merger is the equivalent of EBC issuing stock for the net monetary assets of CPAC in conjunction with a recapitalization. The net monetary assets of CPAC will be stated at fair market value, which approximates cost, with no goodwill or other intangible assets recorded.
     On September 14, 2006, the Company, CPAC and certain Company shareholders entered into the Second Amendment to the Agreement and Plan of Merger (the “Second Amendment”). The Second Amendment amended the Merger Agreement to provide for (i) the increase in the number of members of the combined company’s board of directors from seven to nine, (ii) the extension of the termination date of the Merger Agreement from December 31, 2006 to March 31, 2007, and (iii) the increase in the Company’s maximum indebtedness (as defined in the Merger Agreement) from $62 million to $72 million to reflect the Company’s operations, and in particular the acquisition and disposition of assets, for the period from September 14, 2006 to March 31, 2007.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
19.	Merger with Coconut Palm Acquisition Corp. (cont.)
     On September 15, 2006, CPAC filed a registration statement on Form S-4 with the SEC for the registration of its securities to be issued in the Merger and containing important information for both the Company’s and CPAC’s stockholders concerning the Merger. As set forth in the Form S-4, in response to a lawsuit initiated by a Company shareholder, and as a result of the Second Amendment to the Merger Agreement, the Company’s Board of Directors called a special meeting of its shareholders for reconsideration of the Merger Agreement following the date the Form S-4 was declared effective, which was March 16, 2007. The vote taken at the Company’s special meeting superseded the vote taken at the June 15, 2006 annual meeting.
     On December 1, 2006, CPAC filed Amendment No. 1 to its Form S-4, as noted above. On January 24, 2007, CPAC filed Amendment No. 2 to its Form S-4. On February 28, 2007, CPAC filed Amendment No. 3 to its Form S-4. On March 15, 2007, CPAC filed Amendment No. 4 to its Form S-4. On March 16, 2007, CPAC filed Amendment No. 5 to its Form S-4 which was declared effective by the SEC.
     The obligations of the parties to consummate the Merger were subject to certain closing conditions including, among others, CPAC’s stockholder approval, government approvals (including without limitation those approvals related to antitrust, FCC licenses and the effectiveness of a registration statement filed with the SEC) and the execution and closing by Univision of the Asset Purchase Agreement providing for the sale to Univision of two of the Company’s TV stations.
     At a stockholder meeting of CPAC stockholders on March 29, 2007, the stockholders approved the merger with the Company.
     The Company held its respective shareholder meeting on March 30, 2007, where the merger with CPAC was approved.
     As closing conditions were met, the Company and CPAC consummated the merger on March 30, 2007. CPAC, as the legal survivor, changed its name to Equity Media Holdings Corporation. It is registered in the state of Delaware.
     Additionally, on March 30, 2007, the Company received FCC approval and executed purchase agreements with Univision.
20.	Subsequent Events
a.	On February 5, 2007, the Company entered into an agreement to exchange a low power television construction permit located in Lawton, Oklahoma for a low power television station located in Plainview, Texas. No cash or other consideration will be included and no assets other than the permit and the license are involved.

b.	On March 16, 2007, the Company sold a broadcast tower located in Little Rock, Arkansas for $625,000.

EQUITY BROADCASTING CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2006, 2005 and 2004
20.	Subsequent Events (cont.)
c.	On March 30, 2007, the Company consummated the merger with CPAC. See Note 19 for details concerning this transaction.

d.	The Company, pursuant to its merger agreement with CPAC, issued a promissory note on March 30, 2007 to certain of its preferred shareholders in lieu of transferring certain stations classified as assets held for sale at December 31, 2006. See Note 19 for details concerning this transaction.

e.	Pursuant to the merger agreement with CPAC, the settlement agreement between the Company and Arkansas Media, dated April 7, 2006, became effective. See Note 11 for details concerning that settlement.